Exhibit 99.1

PRESS RELEASE

SRI SURGICAL REPORTS

DEATH OF BOARD MEMBER, LEE R. “SKIP” KEMBERLING

TAMPA, FL— Friday, December 2, 2005— SRI/Surgical Express, Inc. (Nasdaq: STRC), regrets the death on November 30, 2005 of Lee R. “Skip” Kemberling, a respected member of its Board of Directors, Chairman of its Compensation Committee, and a member of its Audit and Nominating and Governance Committees. He served the company as both significant investor and director since its inception in 1994. Mr. Kemberling was the founder and owner of Kemco Systems, Inc., a Clearwater, Florida-based developer and manufacturer of commercial and industrial water treatment and heat recovery systems.

“We are very saddened by Skip’s death, and our thoughts and prayers are with his family. Skip’s valued guidance and presence will be missed on the Board of Directors at SRI Surgical,” said Christopher Carlton, President and Chief Executive Officer of SRI/Surgical Express, Inc.

The company expects to designate a successor to Mr. Kemberling as soon as practicable.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Wally Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com